UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 16, 2009

SEACOR Holdings Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-12289	13-3542736
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2200 Eller Drive, Fort Lauderdale, Florida		33316
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code		(954) 523-2200

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03        Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On March 16, 2009, the Board approved amendments to, and restated, the Company’s Second Amended and Restated By-Laws (the “Third Amended and Restated By-Laws”). This amendment and restatement of the Company’s Second Amended and Restated By-Laws (the “Former By-Laws”) became effective on March 16, 2009.

Article I (Stockholders) of the Third Amended and Restated By-Laws was amended to revise the provisions relating to advance notice of stockholder business and nominations requirements, which generally prescribe the procedures that a stockholder of the Company must follow if the stockholder intends, at an annual or special meeting of stockholders, to nominate a person for election to the Company’s Board of Directors (the “Board”) or to propose other business to be considered by stockholders. These procedures include, among other things, that the stockholder give timely notice to the Secretary of the Company of the nomination or other proposed business, that the notice contain specified information, and that the stockholder comply with certain other requirements. Generally, in the case of an annual meeting of stockholders, a stockholder’s notice in order to be timely must be delivered in writing to the Secretary of the Company, at its principal executive office, not later than the close of business on the 120th day nor earlier than the close of business on the 150th day prior to the first anniversary date of the previous year’s annual meeting of stockholders. As specified in the Third Amended and Restated By-Laws, different notice deadlines apply in the case of a special meeting, or when the date of an annual meeting is more than 25 days before or after the first anniversary of the prior year’s meeting. If a stockholder’s nomination or proposal is not in compliance with the procedures set forth in the Third Amended and Restated By-Laws, the Company may disregard such nomination or proposal. The amendments also clarified that the adjournment procedures apply to both annual and special meetings of stockholders.

Article II (Board of Directors) of the Third Amended and Restated By-Laws was amended to provide, among other things, that (1) the Board may determine in its discretion the dates for its regular meetings; (2) the Board may conduct such meetings telephonically; and (3) any chairperson of any committee of the Board may preside over such meetings in the absence of the Chairman of the Board.

Article IV (Indemnification and Insurance) of the Third Amended and Restated By-Laws was amended to provide, among other things, that (1) the rights to indemnification and advancement of expenses are contractual rights between the Company and each covered officer or director that vest upon the commencement of the covered person’s service, and that the indemnification and advancement provisions of the Third Amended and Restated By-Laws may not be retroactively amended to adversely affect the rights of such covered persons; (2) the rights to indemnification and advancement of expenses are only available to the Company’s directors and officers (the Company may, if it so chooses, to contractually provide rights to indemnification and advancement of expenses to its employees or agents); (3) a claim for indemnification or advancement of expenses by a covered person is payable within 45 days of the Company’s receipt of such covered person’s written claim and, if such written claim is not so paid, the covered person may bring a lawsuit against the Company; and (4) the Company may purchase and maintain insurance on behalf of itself or any covered person against any expenses, judgments, fines and amounts payable as specified in Article IV of the Third Amended and Restated By-Laws.

Article V (Officers) of the Third Amended and Restated By-Laws was amended to provide, among other things, that (1) vacancies in any office may generally be filled by the Board or the Chairman of the Board; (2) any vacancy in the office of the Chief Financial Officer may only be filled after consultation with the Audit Committee; and (3) eliminate the requirement that the Chairman of the Board be Chief Executive Officer of the Company.

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Article VII (Certificates Representing Stock) of the Third Amended and Restated By-Laws was amended to provide, among other things, that (1) the Company may issue uncertificated and certificated shares; and (2) new provisions regarding book-entry registration and procedures for transfers of uncertificated shares.

Article XI (Notice) of the Third Amended and Restated By-Laws was amended to specify the acceptable methods of notice from the Company to its stockholders or directors, including, but not limited to, electronic transmission.

In addition to the amendments described above, conforming amendments to the Former Bylaws were made to effect the foregoing and other amendments were made to generally update the Former Bylaws and contemplate recent changes in and interpretations of the General Corporation Law of Delaware. The foregoing description of the amendments to the Former Bylaws does not purport to be complete and is qualified in its entirety by reference to the full text of the Third Amended and Restated By-Laws, a copy of which is filed with this Current Report on Form 8-K as Exhibit 3.1.

In connection with the Board’s adoption of the Third Amended and Restated By-Laws, the Board also adopted revisions to the Company’s Corporate Governance Guidelines to disclose and clarify the functions of the Lead Director (as defined therein). The revised corporate governance guidelines have been posted to the Company’s website at www.seacorholdings.com.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

3.1	Third Amended and Restated By-Laws of SEACOR Holdings Inc., as of March 16, 2009

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEACOR Holdings Inc.

Date: March 17, 2009	By:	/s/ Richard Ryan

Name: Richard Ryan

Title:	Senior Vice President and Chief Financial Officer

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EXHIBIT INDEX

Exhibit No.	Description

3.1	Third Amended and Restated By-Laws of SEACOR Holdings Inc., as of March 16, 2009

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